Exhibit 99.1

HANSEN MEDICAL SETTLES LITIGATION AGAINST LUNA INNOVATIONS

Company Obtains Significant Intellectual Property Rights

MOUNTAIN VIEW, Calif., – Dec. 11, 2009 – Hansen Medical, Inc. (Nasdaq: HNSN) announced today that it has entered into a Confidential Settlement Agreement (the “Settlement Agreement”) with Luna Innovations Incorporated (Nasdaq: LUNA) and its wholly-owned subsidiary, Luna Technologies, Inc. The settlement agreement is designed to resolve all pending claims between the parties stemming from Hansen Medical’s suit against Luna in California Superior Court, as well as litigation between the parties stemming from Luna’s bankruptcy filing in the Western District of Virginia. The settlement agreement contemplates that, subject to certain conditions including Luna’s emergence from bankruptcy, Hansen Medical, Luna and Intuitive Surgical, Inc. (Nasdaq: ISI), shall enter into agreements including the following:

•	Luna to issue to Hansen Medical a $5,000,000 Secured Promissory Note secured by a Security Agreement and Patent and Trademark Security Agreement;

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Luna to issue to Hansen Medical shares of Common Stock equal to 9.9 percent of Luna’s outstanding capital stock after issuance. In addition, Luna will grant Hansen Medical a warrant to purchase additional shares of Luna’s Common Stock for three years after the Effective Date, at a purchase price of $0.01 per share, to the extent necessary for Hansen Medical to retain its ownership of 9.9 percent of Luna’s outstanding capital stock;

•	License of certain Luna intellectual property to Hansen Medical;

•	Intuitive Surgical to enter into a Cross License Agreement with Hansen Medical with respect to certain fiber optic shape sensing and localization technology; and

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Luna to develop a fiber optic shape sensing and localization solution for Hansen Medical under a Development and Supply Agreement, including a discount for future purchases with an aggregate limit comparable to the amount of Hansen Medical’s Secured Promissory Note.

“We are pleased to successfully resolve our outstanding litigation with Luna and we are looking forward to partnering with Luna in developing important new medical devices that utilize Luna’s fiber optic shape sensing technology,” said Frederic Moll, M.D., president and CEO, Hansen Medical. “The intellectual property agreements between Hansen Medical, Luna and Intuitive Surgical will further the development of this technology and its application in the delivery of therapeutic treatments, which will benefit both physicians and patients.” continued Dr. Moll.

We believe fiber optic shape sensing and localization technology can provide real-time position measurements to help surgeons navigate through the body. The system consists of software, instrumentation and disposable optical sensing fibers. The technology, originally developed at NASA, is unique and designed to provide the user with an accurate, direct and continuous measurement of device location with no adverse effect from line of sight limitations, and without introducing electrical charge or radiation into the body.

About Hansen Medical

Hansen Medical, Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation, and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expectations regarding anticipated agreements in connection with the litigation settlement with Luna and the development and use of fiber optic shape sensing technology. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties that Luna is not able to emerge from bankruptcy, the risks and uncertainties inherent in our business, including risks involved in developing new products, risks of adverse or inconclusive results in pre-clinical and clinical trials, risks associated with incorporating Luna’s technology into catheters and with other products delays in obtaining or failure to obtain necessary regulatory clearances; potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; the scope and validity of intellectual property rights applicable to our products; competition from other companies; of our systems; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on November 16, 2009. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Hansen Medical”, “Hansen Medical Heart Design”, “Hansen Medical & Heart Design”, and “Sensei” are registered trademarks and “Artisan” is a trademark of Hansen Medical, Inc., in the United States and other countries.

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Investor Contacts:	News Media Contact:
Steven Van Dick 650.404.5800 steve_vandick@hansenmedical.com	Amy Cook 925.552.7893 amy_cook@hansenmedical.com

Lasse Glassen

Financial Relations Board

213.486.6546

lglassen@mww.com

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